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                                                                    EXHIBIT 21.1

Subsidiaries of Registrant

Academic Systems Corporation, a California corporation
CTV Networks, a California corporation
Lightspan Entertainment, Inc. , a California corporation
Edutest, Inc., a Delaware corporation






                                       1.